EXHIBIT 10.1
December 7, 2007

The Board of Directors
Matritech, Inc.
330 Nevada Street
Newton, MA 02460

Re:  Matritech Liquidation

Dear Sirs:

This letter will serve as the agreement between Matritech, Inc. (the “Company”) and Verdolino & Lowey, P.C. (the “Firm”) as to the terms and condition of the Firm’s retention.

The Firm’s services will include assisting the Company in preparing for and executing the wind-down of the Company.  The Firm and the Company acknowledge that the purpose of the wind-down is to cause all of the Company’s liabilities to be paid and to distribute any and all remaining funds to common stockholders in accordance with Delaware law.  Retention of the Firm will be on the following terms and conditions:

1.
The Company hereby retains the Firm to assist the Company in planning for the efficient and cost-effective wind-down of the Company and, after (i) stockholder approval of the sale of assets to Inverness, (ii) closing of the asset sale and (iii) stockholder approval of the dissolution, to perform all services necessary or convenient in connection with the wind-down including, but not limited to: payment of the Company’s obligations and distribution of all remaining funds to common stockholders, including addressing personnel issues such as payroll, benefits and COBRA implementation; identifying and causing the Company to pay federal, state and local tax obligations; personal property liquidation; receivable postings; payables payments; records retention; telephone inquiries from vendors, customers and stockholders; and mail receipt and review.  The Firm shall also perform all accounting services, including the preparation and filing of tax returns.  All services will be performed by the Firm under and subject to the direction of the Board of Directors of the Company (the “Board”) or its designee.  Unless otherwise terminated pursuant to Paragraph 11 below, the Firm’s services shall terminate as of the later to occur of (a) the date on which the final distribution of proceeds is made to common stockholders of record of the Company as of the Final Record Date (as defined in the Company’s Plan of Complete Liquidation and Dissolution) or (b) the date set by the Court of Chancery as the final dissolution date of the Company.

The Board of Directors
December 7, 2007

2.
At such time as the asset sale closes and the employment of Messrs. Chubb and Corbet is terminated by the Board, the Board shall elect Craig R. Jalbert (“Jalbert”) as President of the Company, with full authority and discretion to take such actions as are necessary or convenient to effectuate the wind-down of the Company, subject to oversight and direction of the Board.  The Firm acknowledges that Jalbert is its employee and agent and the Firm assumes full responsibility for Jalbert’s performance of services to the Company as an officer or in any other capacity.  The Board anticipates that it will require bi-weekly reports from Jalbert (which may be oral, written or in person, at the discretion of the Board) until such time as the Court of Chancery approves an initial distribution to the Company’s common stockholders.  The Board anticipates that it will thereafter require reports from Jalbert not less frequently than quarterly.  All such reports shall set forth in reasonable detail and be substantiated by documentation, where appropriate, the actions taken, amounts paid on behalf of the Company, including to third parties for legal, accounting, consulting and other services rendered to the Firm in connection with the performance of its services pursuant to this Agreement, charges billed by and paid to the Firm for work performed during such period, all court filings and actions and all other matters relevant to the wind-down.  Jalbert shall be available to attend meetings or otherwise communicate with the Board as it directs upon reasonable prior notice.

3.
At such time as the employment of Mr. Sandberg is terminated by the Board, the Board shall elect Jalbert as Treasurer of the Company.  At such time as the employment of Ms. Randall is terminated by the Board, the Board shall elect Jalbert as Secretary of the Company.

4.
If the Board determines that the dissolution process should be effected through a liquidating trust or an assignment for the benefit of creditors, the Board will authorize Jalbert and/or the Firm to act as liquidation agent under the liquidating trust or assignee under an assignment for the benefit of creditors.  The Board may authorize the Firm to act in some other similar position as appropriate to wind down the Company.

5.
At such time as the asset sale closes, the Firm shall institute, at the Company’s expense, a link between the Company’s web site, if any, and an email address at the Firm, in order, among other things, to streamline responsiveness to customer, vendor and stockholder inquiries.  A similar link between the Company’s primary phone number, if any, and the Firm will also be instituted.  Subject to the direction and approval of the Board, the Firm may cause the Company to engage any persons, including former employees of the Company, on an hourly, daily, part-time or other basis to the extent that, in the Firm’s judgment, their services will contribute to an efficient and cost-effective wind-down of the Company.

6.
The basis for the Firm’s charges will be the time spent by the Firm’s professionals, including Jalbert’s services as President, Treasurer and Secretary of the Company, as well as the Firm’s managers, staff, bookkeepers and clerical staff, multiplied by their respective hourly rates in effect at the time.

The Board of Directors
December 7, 2007

The Firm’s rates, which may be changed from time to time but no more frequently than annually, are set forth in Exhibit A, attached hereto.  There is a minimum charge of one-tenth of an hour for each item billed, and the Company will be charged for all professional time devoted to this matter, including telephone calls, intra-firm conferences and travel.  The Firm agrees that it shall not increase its rates on this project prior to September 1, 2008.

7.
The Firm’s charges to the Company will include expenses reasonably incurred in connection with the services rendered pursuant to this Agreement.  These expenses include copying, communication, travel; storage, tax computer charges, and office and storage supplies, and any other out-of-pocket expenses directly related to services rendered.  The Firm will charge the exact amount of expenses incurred from any outside vendor, without any mark-up or administrative charge. When services are supplied by the Firm (for example, photocopying and telefacsimile transmission), the Firm will charge its standard rate applicable at the particular time.

8.
Within ten days of the sale of Inverness stock received as consideration in the asset sale, the Board will pay the Firm a retainer of $100,000 for services to be rendered pursuant to this Agreement.  The Firm will render bills on a monthly or quarterly basis, and immediately pay them from the retainer account.  Jalbert, as President and Treasurer of the Company, will be authorized to remit to the Firm the amount of each of its bills promptly in order to replenish the retainer.  The Firm will supply a copy of each invoice to the Board at the time such invoice is rendered.  It is the intention of the parties that the Firm shall have the cushion of this retainer until termination of the Firm’s services by the Board, which shall occur no later than contemporaneously with the final distribution to the common stockholders of the Company.  Upon termination of the Firm’s services hereunder, any amount remaining in the retainer account shall be refunded to the Company.

9.
For the period of the Firm’s retention, the Company shall maintain such director and officer liability insurance as the Board deems appropriate (taking into consideration the cost, risk profile, insurance market and other factors the Board deems relevant).  The Company shall also purchase coverage for such tail period after its final dissolution, as it deems appropriate.  In his capacity as President, Treasurer and Secretary of the Company, Craig R. Jalbert shall be indemnified by the Company to the full extent provided to Company officers in the charter, by-laws and Board resolutions of the Company.  The Company and the Firm may enter into a separate Indemnification Agreement.

10.
Subject to the direction and approval of the Board, the Firm shall have the authority to engage, and to cause the Company to compensate, legal counsel, including Choate Hall & Stewart and/or other firms, or individual attorneys, to represent the Company and to provide legal advice and assistance concerning the wind-down of the Company and the performance of the Firm’s services pursuant to this Agreement.

The Board of Directors
December 7, 2007

11.
This Agreement may be terminated at any time, with or without cause, by either party.  In the event of termination by the Company, the Company shall provide the Firm with 30 days prior written notice of termination.  In the event of termination by the Firm, the Firm shall provide the Board of Directors with 60 days prior written notice of termination.  The Firm shall ensure that Jalbert shall tender his resignation as President, Treasurer and Secretary contemporaneously with termination of the Firm’s services.  Termination of this Agreement shall not terminate the Company’s obligation to insure and indemnify Jalbert and to indemnify the Firm for claims incurred during the period prior to termination.

12.	This Agreement shall take effect upon execution by the Firm and the Chairman of the Board on behalf of the Company.

In order to accept these terms and arrangements, please have an authorized officer of the Company sign this agreement on behalf of the Company in the space provided below and return a copy to me.

Very truly yours,
Verdolino & Lowey, P.C.

By:	/s/ Craig R. Jalbert
Craig R. Jalbert, CIRA, a duly-
authorized representative of the Firm

Agreed on behalf of the Company and with the
Approval of its Board of Directors:

Matritech, Inc.

By: /s/ Stephen D. Chubb 12/11/07 Chairman of the Board of Directors